Exhibit (c)(4)

Projection Assumptions — Core Business Only P&L

	Hospital Services	Medical Group	Corporate
Revenues	• FY2010-2015 CAGR of 3.9% • Driven by improving utilization at core hospitals, increasing demand for services and number of Medicare and Medical patients, and improvement in Brotman performance	• FY2010-2015 CAGR of 3.8% • Revenue increases expected from increases in senior enrollment, as well as rate increases and increased incentive revenues	• Not Applicable

Operating Expenses	• FY2010-2015 CAGR of 3.6% • Contain future cost increases through productivity gains, focus on supply management and bad debt expense, and managing staffing levels	• FY2010-2015 CAGR of 3.6% • Further operating efficiencies and leveraging efficiencies among the Medical Groups • HMO contract consolidation	• G&A Expense of $12 - $14 million, during projection period, about 2.5% of revenue

Adjusted EBITDA	• Margin expansion - 19.3% in FY2010 to 20.6% in FY2015 due to improved operating efficiencies	• Margin expansion - 10.0% in FY2010 to 13.1% in FY2015 due to improvement in operating expenses, medical costs and contract reimbursement	• Not Applicable

Projected Income Statement: Hospital Services

							CAGR
	FYE Sept. 30,						‘10E-’15E
($mm)	2010E	2011E	2012E	2013E	2014E	2015E	(%)
Net Hospital Services Revenue	279.1	292.8	304.1	315.8	327.9	338.7	3.9
Operating Expenses	(225.1)	(234.8)	(245.1)	(253.4)	(261.7)	(268.9)	3.6
Adjusted EBITDA (1)	54.0	58.0	59.0	62.4	66.2	69.8	5.3
Depreciation and Amortization	(3.7)	(3.9)	(4.1)	(4.5)	(4.8)	(5.0)
Adjusted EBIT (1)	50.3	54.1	54.9	57.9	61.4	64.8	5.2

Growth Rate & Margins (%)
Revenue Growth	35.8	4.9	3.9	3.8	3.8	3.3
Adjusted EBITDA Margin (1)	19.3	19.8	19.4	19.8	20.2	20.6
Adjusted EBIT Margin (1)	18.0	18.5	18.1	18.3	18.7	19.1

Note:

(1) Adjusted EBITDA and EBIT excludes stock compensation expense and one time items

Projected Income Statement: Medical Group

							CAGR
	FYE Sept. 30,						‘10E-’15E
($mm)	2010E	2011E	2012E	2013E	2014E	2015E	(%)
Medical Group Revenue	191.5	199.8	209.5	216.3	223.2	230.5	3.8
Medical Group Cost of Sales	(146.5)	(149.1)	(154.7)	(159.4)	(164.3)	(169.4)	2.9
Gross Margin	45.0	50.7	54.8	56.8	58.9	61.1
Operating Expenses	(28.1)	(29.9)	(30.7)	(31.6)	(32.6)	(33.5)	3.6
Income From Unconsolidated JV	2.3	2.6	2.6	2.6	2.7	2.7
Adjusted EBITDA (1)	19.2	23.4	26.7	27.8	29.0	30.2	9.5
Depreciation and Amortization	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
Adjusted EBIT (1)	18.7	22.9	26.2	27.3	28.5	29.7	9.7

Growth Rate & Margins (%)
Revenue Growth	(2.7)	4.3	4.8	3.2	3.2	3.2
Medical Cost Ratio	76.5	74.6	73.8	73.7	73.6	73.5
Adjusted EBITDA Margin (1)	10.0	11.7	12.7	12.9	13.0	13.1
Adjusted EBIT Margin (1)	9.8	11.5	12.5	12.6	12.7	12.9

Note:

(1) Adjusted EBITDA and EBIT excludes stock compensation expense and one time items

Projected Income Statement: Corporate

							CAGR
	FYE Sept. 30,						‘10E-’15E
($mm)	2010E	2011E	2012E	2013E	2014E	2015E	(%)
Operating Expenses	12.2	12.5	12.9	13.3	13.7	14.3	3.3
Total Corporate Expenses	12.2	12.5	12.9	13.3	13.7	14.3
Depreciation and Amortization	4.3	4.3	4.3	4.4	4.5	4.7
Corporate Expenses as a % of Revenue	2.6	2.5	2.5	2.5	2.5	2.5

Projected Income Statement: Consolidated

							CAGR
	FYE Sept. 30,						‘10E-’15E
($mm)	2010E	2011E	2012E	2013E	2014E	2015E	(%)
Net Hospital Services Revenue	279.1	292.8	304.1	315.8	327.9	338.7	3.9
Medical Group Revenue	191.5	199.8	209.5	216.3	223.2	230.5	3.8
Total Revenues	470.6	492.6	513.6	532.0	551.2	569.2	3.9
Medical Group Cost of Sales	(146.5)	(149.1)	(154.7)	(159.4)	(164.3)	(169.4)
Total Operating Expenses	(265.4)	(277.2)	(288.7)	(298.3)	(307.9)	(316.8)
Income from Unconsolidated JV	2.3	2.6	2.6	2.6	2.7	2.7
Adjusted EBITDA (1)	61.0	68.9	72.8	77.0	81.6	85.7	7.0
Depreciation and Amortization	(8.5)	(8.6)	(8.8)	(9.4)	(9.9)	(10.2)
Adjusted EBIT (1)	52.5	60.3	64.0	67.5	71.7	75.5	7.5
Total Interest Income/(Expense)	(28.8)	(28.4)	(26.6)	(25.8)	(23.8)	(21.3)
Adjusted Income Before Taxes (1)	23.7	31.9	37.3	41.7	47.9	54.2
Provision for Income Taxes	(10.3)	(13.1)	(15.3)	(17.1)	(19.6)	(22.2)
Adjusted Net Income (1)	13.4	18.8	22.0	24.6	28.3	32.0
Minority Interest in Subsidiary	(0.5)	(0.0)	(0.0)	0.1	0.1	0.1
Adjusted Net Income After Minority Interest (1)	13.9	18.8	22.1	24.6	28.2	31.9	18.0
Growth Rate & Margins (%)
Total Revenue Growth	17.0	4.7	4.3	3.6	3.6	3.3
Adjusted EBITDA Margin (1)	13.0	14.0	14.2	14.5	14.8	15.0
Adjusted EBIT Margin (1)	11.2	12.2	12.5	12.7	13.0	13.3

Note:

(1) Adjusted EBITDA, EBIT and net income excludes stock compensation expense and one time items

Projected Capex

Assumptions

•                  Hospital services

•                  Includes one-time costs related to relocation costs assuming JHA exercises its option to purchase certain Brotman-owned property

•                  Excluding one-time capex, expected capex needs are approximately $4 million - $5 million annually for Alta hospitals and Brotman, reflecting ongoing investments in capital assets, particularly equipment

•                  Medical Group

•                  Minimal projected capex requirements of $500K - $600K per year throughout the projection period due to the capital-light nature of this segment

	FYE Sept. 30,
($mm)	2010E	2011E	2012E	2013E	2014E	2015E
Hospital Services Capital Expenditures	9.0	7.4	9.0	19.2	9.4	4.6
Medical Group Capital Expenditures	0.1	0.5	0.5	0.5	0.6	0.6
Total Capital Expenditures	9.1	7.9	9.5	19.8	10.0	5.1

•                  Accounts Receivable changes reflect a slight decrease in accounts receivable days from 33.3 days in 2010 to 32.9 days in 2015

•                  Accounts Payable over the projection period reflect a slight increase in days payable from 38.3 days in 2010 to 38.5 days in 2015

	FYE Sept. 30,
($mm)	2010E	2011E	2012E	2013E	2014E	2015E
Current Assets
Accounts Receivable and Other Receivables (1)	42.9	44.9	46.5	48.2	49.9	51.4
Inventory	4.2	4.2	4.2	4.2	4.2	4.2
Other Current Assets	15.5	16.5	16.5	16.5	16.5	16.5
Total Current Assets	62.5	65.6	67.2	68.8	70.5	72.0

Current Liabilities
Accounts Payable	15.4	16.0	16.5	17.0	17.5	17.9
Accrued Payroll & Benefits	17.0	17.0	17.0	17.0	17.0	17.0
Due to Government Payer	13.8	13.8	13.8	13.8	13.8	13.8
Other Current Liabilities	14.9	14.9	14.9	14.9	14.9	14.9
Total Current Liabilities	61.1	61.7	62.3	62.7	63.2	63.6

Working Capital	1.4	3.9	4.9	6.1	7.3	8.4
(Increase) in Working Capital Requirement	(9.9)	(2.5)	(1.0)	(1.2)	(1.2)	(1.1)

Note:

(1) Other Receivables include third party settlements and government program receivables